Exhibit 99.1

CONSENT OF MERCER CAPITAL MANAGEMENT, INC.

Mercer Capital Management, Inc. hereby consents to the inclusion of our fairness opinion, dated July 7, 2025, delivered to the board of directors of Progressive Bancorp, Inc. as Annex B to the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 of Business First Bancshares, Inc., as the same may be amended from time to time (the “Registration Statement”), and to references to our firm and such opinion, and summaries thereof, in such proxy statement/prospectus. By giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of, or that we are experts with respect to any part of the Registration Statement as the term “expert” is used in, the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Sincerely,

MERCER CAPITAL MANAGEMENT, INC.

/s/ Mercer Capital Management, Inc.

Memphis, Tennessee

August 26, 2025